Geovic Completes Feasibility Study on Nkamouna Cobalt Project, Commences Financing Phase

April 19, 2011 – Denver, CO - Geovic Mining Corp. ("Geovic" or "the Company", TSX:GMC, OTCBB:GVCM), is pleased to announce that the final Feasibility Study for its Nkamouna Cobalt-Nickel-Manganese Project (the "Project") in Cameroon, Africa has been received and accepted by the Company and by its 60.5%-owned subsidiary Geovic Cameroon PLC ("Geovic Cameroon"). The Feasibility Study was prepared by Lycopodium Minerals Pty Ltd. ("Lycopodium") of Perth, Australia. The Feasibility Study incorporates comprehensive input from SRK Consulting and Knight Piésold and Co., both of Denver, Colorado.

  Proven and probable reserves of 68.132 million tonnes at average grades of: Cobalt 0.26%, Ni 0.66%, and Mn 1.48%;
  A 23 year Project life;
  Average annual production for the first eleven years of full production:
•	Cobalt	13.5 million pounds (6,115 tonnes)
•	Nickel	7.25 million pounds (3,297 tonnes)
•	Manganese Carbonate	138 million pounds (62,800 tonnes)

  Initial capital expenditure of $617.2 million (including average 10% contingency)
  After-tax Project net present value (“NPV”) of $669.6 million at an 8% discount rate (Geovic Mining’s 60.5% share $405.1 million), assuming average three-year trailing prices (in accordance with SEC guidelines) of $26.20 per pound for cobalt and $8.71 per pound for nickel; and $0.54 for manganese, based on current prices for manganese carbonate;
  After-tax internal rate of return (“IRR”) of 22% based on 100% equity
  Payback period of 41 months;
  Total free cash flow (before debt service) of $2.14 billion over the Project life

“We are pleased with the results of the Nkamouna Feasibility Study, and will aggressively move forward with financing and off-take arrangements as quickly as possible,” stated Mike Mason, Geovic’s CEO. “We are confident the capital and operating costs have been well vetted, and that the overall economics are solid and defensible. Our ability to finance Nkamouna has been significantly enhanced, and we are now in a position to advance ongoing discussions with various parties.”

The end products to be produced include a high-quality cobalt-nickel mixed sulfide precipitate (“MSP”) product and a manganese carbonate product. Due to the strong off-take demand observed for MSP, it was determined that building a refinery to manufacture high-purity finished products was neither necessary nor cost efficient at this time. “Producing a high-quality intermediate MSP represents a much lower process risk in terms of our ability to get the metallurgical plant up-and-running, as well as to produce a more marketable and consistently high quality product sooner,” Mr. Mason commented.

Financial Sensitivity to Product Prices

The Feasibility Study includes the financial sensitivity of the Project to changes in underlying commodity prices, calculating estimated operating results from 15% increases and decreases in cobalt, nickel, and manganese prices from the base case assumptions as follows:

Price Assumptions:	Base - 15%	Base + 15%	Base Case
Cobalt, US$/lb	$22.27	$30.13	$26.20
Nickel, US$/lb	$7.41	$10.02	$8.71
Manganese, US$/lb	$0.46	$0.63	$0.54
100% Equity - After Tax:
IRR, %	16%	27%	22%
NPV 8%, US$M	316	1,021	670
NPV 8%, US$M (Geovic Mining 60.5% Share)	191	618	405
Payback, Production Years	4.7	2.8	3.4

Feasibility Study Changes Compared to Previous Studies

  A 24.5% increase in reserves based on the 54,900 meter drilling program completed in 2009, yielding an updated mine plan that delivers higher grade ore in the critical early years of production;
  A simpler and highly flexible mining method better suited for all-weather operation that enables concurrent mining and reclamation of multiple ore zones;
  An improved physical upgrading circuit that significantly improves the economics by efficiently delivering higher grades to the process plant, while removing the non economic material, deemed as waste.
  A simplified and more robust metallurgical process, utilizing powdered pyrite and sulfuric acid to leach the ore concentrate at atmospheric pressure, which has been validated by significant additional metallurgical test work, including a continuous pilot testing program in 2010;
  A more environmentally protective water management and tailings disposal system, including water treatment;
  A detailed Project-wide energy balance enabling the economic use of imported fuels replacing a dedicated biomass power plant that was dependent on other local industries to supply fuel material; and
  A modular design that allows the Project to produce cobalt-nickel MSP and manganese carbonate as the marketable products, while retaining the ability to add a refining facility at a future date.

Independent Advisors

The Geovic Cameroon Board of Directors is advised by its independent financial advisor Standard Chartered Bank of London, while the Geovic Board is advised by Canaccord Genuity of Vancouver.

Mr. John Marsden of Phoenix, Arizona advised Geovic Cameroon and Geovic as a technical advisor and a member of the Technical Advisory Panel, an independent panel of industry experts, for metallurgical aspects of the Project. Based on the review and opinions of the technical advisors, the results of the Feasibility Study have been based on sound feasibility-level design engineering and costing principles. The hydrometallurgy has been demonstrated through continuous pilot plant testing and the Technical Advisory Panel members are generally satisfied that the plant will be able to produce MSP and manganese carbonate if designed, constructed and operated according to the proposed plan.

2011 Plans

Geovic Cameroon and the Company, with the assistance of their financial advisors, now plan to secure the required Project financing later in 2011. Preliminary discussions have been held with prospective lenders, and completion of the Feasibility Study allows this process to be accelerated.

Discussions with numerous potential off-take partners have been ongoing for the past 18 months, and will accelerate in light of the completion of the Feasibility Study and near-term financing and construction targets. The Company is very encouraged by the level of off-take interest thus far, principally from China, Korea, and Japan, but also from other regions, including both trading companies and product end users. Moreover, discussions with such firms have also included the potential for strategic equity partnerships in Geovic Cameroon, as well as related Project financing arrangements.

Assuming Project financial arrangements are completed later in 2011, major site construction is scheduled to commence in early 2012. Under the base case scenario, it is anticipated that mining operations would commence in 2013, with commercial production before the end of 2014.

Geovic Cameroon Chairman and Geovic Mining Chief Financial Officer Greg Hill commented, “We are excited with the results of the Nkamouna Feasibility Study, which bear out the confidence we have always had in this unique Project, despite recent financial market turbulence. Nkamouna comprises only about 20% of the mineralized area within Geovic Cameroon’s Mine Permit area boundary, and as such, this Project has the potential to produce cobalt, nickel, and manganese for many decades to come. We are now ready to move forward with Project financing and ally with parties looking to secure long-term strategic supplies of cobalt, nickel and manganese.” William A. Buckovic, Company founder, who conducted the early exploration of the deposits and formed Geovic Cameroon in 1995 to exploit the deposits, stated, “This Feasibility Study validates the last 15 years of efforts and the investment of over $100 million by the shareholders of Geovic Cameroon in defining this Project and developing and proving the specialized production scheme that is required to operate this unique world class resource.”

Phillip Mason, General Manager of Geovic Cameroon, added “This Feasibility Study will no doubt enable significant long-term value creation for our stakeholders, and especially for the people of Cameroon.”

Lycopodium Background

Lycopodium is an Australian-based engineering and project management company which, through five subsidiaries, provides services encompassing evaluation, development, implementation, maintenance planning, and reliability engineering across a broad range of industries. The Company’s contracting model is mainly EPCM (Engineering, Procurement, Construction, and Management) based. Founded in 1992 and listed on the Australian Stock Exchange in 2004, Lycopodium has grown organically and by strategic acquisition, yielding an expanded client base and access to new market sectors. Lycopodium has extensive experience in developing projects similar to Nkamouna, specifically in West Africa over the pas13 years.  Additional Company information may be found on the website http://www.lycopodium.com.au/.

Standard Chartered Bank Background

Standard Chartered PLC is a leading international bank, listed on the London, Hong Kong and Mumbai stock exchanges. It has operated for over 150 years in some of the world’s most dynamic markets and earns more than 90 per cent of its income and profits in Asia, Africa and the Middle East. This geographic focus and commitment to developing deep relationships with clients and customers has driven the Bank’s growth in recent years. For more information on Standard Charted, please visit www.standardchartered.com.

Canaccord Genuity Background

Canaccord Genuity is the global capital markets division of Canaccord Financial Inc., offering institutional and corporate clients idea-driven investment banking, merger and acquisition, research, sales and trading services from 16 offices worldwide in the Metals and Mining, Energy, Agriculture, Technology, Telecommunications, Financials, and other sectors. Canaccord Genuity operates through subsidiaries of Canaccord Financial Inc. Canaccord Genuity Inc. operates in the United States, Vancouver, Toronto, Calgary and Montreal and is a member of FINRA/SIPC. Canaccord Genuity Limited operates in the United Kingdom, and is regulated and authorized by the Financial Services Authority and is a member of the LSE. Canaccord Genuity Corp. operates in Canada and is a Member of CIPF and IIROC. Canaccord Genuity Asia (Beijing) Limited operates in China. More information is available at www.canaccordgenuity.com.

Geovic Mining Background

Geovic is a U.S.-based corporation whose principal asset is 60.5% indirect ownership of a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, Africa. Additional Company initiatives and project information may be found on the websites www.sedar.com, and www.sec.gov. For more information, please go to www.geovic.net or contact:

Barbara A. Filas	San Diego Torrey Hills Capital
President	Direct (858) 456-7300
Geovic Mining Corp.	info@torreyhillscapital.com
Direct (303) 476-6455
bfilas@geovic.net

Qualified Persons

The following individuals are qualified persons (QPs) under National Instrument 43-101 and all are independent of Geovic and Geovic Cameroon. Each has reviewed and approved his respective sections of this news release:

Mr. Bret Swanson of SRK Consulting (Member AusIMM) for matters relating to mining and the financial model.

Mr. Jeff Volk of SRK Consulting (P. Geol.) for matters relating to geology and exploration.

Mr. Brett Crossley of Lycopodium (Member AusIMM) for matters relating to metallurgical processing and costs.

Mr. Norbert W. Peyfuss of Knight Piésold (P.E.) for matters relating to the tailings storage facilities.

Mr. Jaye T. Pickarts of Knight Piésold (P.E.) for environmental matters.

On behalf of the Board Michael Mason, CEO

Cautionary Note Regarding Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of Canadian securities legislation) that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to future economic conditions and project operating results, commodity prices, the ability to timely complete financing arrangements, to achieve predicted capital costs, operating costs, production rates, recovery rates, and financial performance described in the feasibility study. In certain cases, forward-looking statements can be identified by the use of words such as “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or statements that certain actions, events or results “will” occur. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to exploration activities and operations; conclusions of economic evaluations; predicted capital costs, operating costs, the ability to obtain financing and to market the products, production rates; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grades, or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes, other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities and other factors as described in detail in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.